Exhibit 99.1

PRESS RELEASE

For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

TAMPA, FL— Monday, August 7, 2006 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, SRI Surgical reported total revenue of $23.4 million, an increase of $212,000 over the second quarter of 2005. Net loss for the second quarter of 2006 was $802,000 or $0.13 per basic and diluted common share compared to net income of $255,000, or $0.04 per basic and diluted common share reported for the second quarter of 2005. Revenues for the six months ended June 30, 2006 were $46.9 million, an increase of $464,000 compared to the same period of 2005. SRI Surgical had one less business day in its six-month period ended June 30, 2006 than in the same period of 2005. Net loss was $1.1 million or $0.17 per diluted share for the six months ended June 30, 2006, compared to net income of $320,000, or $0.05 per diluted share for the same period of last year. The second quarter’s results of 2006 were adversely affected by increased expense due to an expansion of the sales force, increased production labor and product costs, the recognition of stock-based compensation and severance costs.

SRI Surgical CEO Christopher S. Carlton stated, “Our increased investment in our sales organization and related marketing programs did not achieve targeted revenue growth. This shortfall and the increased costs negatively impacted our operating results for the second quarter. We have and will continue to implement cost and expense reduction measures to better align spending with revenues. We remain committed to our aggressive growth plan.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its first quarter results on Monday, August 7, beginning at 5:00 p.m. Eastern Daylight Time. To participate in the teleconference, please dial 800.659.2056 (International dial 617.614.2714) and enter the passcode 20321941. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. August 7 until midnight August 14, 2006, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 18521375. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$23,417	$23,205	$46,923	$46,459
Cost of revenues	18,206	17,329	38,830	34,664

Gross profit	5,211	5,876	11,093	11,795

Distribution expenses	1,512	1,501	3,089	3,088
Selling and administrative expenses	4,279	3,647	8,814	7,582

Income (loss) from operations	(580)	728	(810)	1,125

Interest expense, net	292	308	574	593

Income (loss) before income taxes	(872)	420	(1,384)	532

Income tax expense (benefit)	(70)	165	(304)	212

Net income (loss)	$(802)	$255	$(1,080)	$320

Basic earnings (loss) per common share	$(0.13)	$0.04	$(0.17)	$0.05

Weighted average common shares outstanding, basic	6,338	6,263	6,337	6,263

Diluted earnings (loss) per common share	$(0.13)	$0.04	$(0.17)	$0.05

Weighted average common shares outstanding, diluted	6,338	6,265	6,337	6,267

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of June 30, 2006	As of December 31, 2005
	(unaudited)
Cash and cash equivalents	$9	$653
Accounts receivable, net	10,714	11,354
Inventories, net	7,089	6,598
Prepaid expenses and other assets, net	1,612	1,671
Reusable surgical products, net	21,961	22,416
Property, plant and equipment, net	32,833	33,740

Total assets	$74,218	$76,432

Notes payable to bank	$2,500	$3,229
Accounts payable	5,447	5,550
Accrued expenses	4,338	4,152
Mortgage payable	4,646	4,769
Bonds payable	8,050	8,380
Deferred tax liability, net	1,888	2,269

Total liabilities	26,869	28,349

Shareholders’ equity	47,349	48,083

Total liabilities and shareholders’ equity	$74,218	$76,432